Roberts Realty Investors, Inc. Closes Investment by Affiliate of
Avenue Capital Group and Island Capital Group

Company Renamed ACRE Realty Investors Inc.

Will Commence Trading Under New Ticker Symbol “AIII” on Monday, February 2, 2015

ATLANTA, Jan. 30, 2015 / PRNewswire/ – Roberts Realty Investors, Inc. (NYSE MKT: RPI) (the “Company”) announces that today it closed the transactions contemplated by the previously announced stock purchase agreement with A-III Investment Partners LLC (“A-III”), a joint venture between affiliates of Avenue Capital Group and C-III Capital Partners LLC, which is controlled by Island Capital Group LLC.

In conjunction with the closing, the Company’s name is being changed to ACRE Realty Investors Inc., and the name of the Company’s operating partnership is being changed to ACRE Realty LP. On Monday, February 2, 2015, the Company’s common stock will commence trading under the new ticker symbol “AIII” (NYSE MKT: AIII). The principal office of the Company has been moved to 399 Park Avenue, 6th Floor, New York, New York 10022.

At the closing, A-III purchased 8,450,704 shares of the Company’s common stock at a purchase price of $1.42 per share, for an aggregate purchase price of $12 million, and the Company issued to A-III warrants to purchase up to an additional 26,760,563 shares of the Company’s common stock at an exercise price of $1.42 per share ($38 million in the aggregate). The purchase price per share and the exercise price of the warrants are subject to a potential post-closing adjustment upon completion of the sale of the Company’s four existing land parcels, which could result in the issuance of additional shares of common stock to A-III and an increase in the number of shares of common stock issuable upon exercise of the warrants.

The transaction was approved by the Company’s shareholders at a special meeting of shareholders on January 22, 2015. As a result of the transaction, A-III is now the largest shareholder of the Company, owning approximately 47% of the Company’s outstanding shares of common stock, or approximately 40% on a diluted basis assuming conversion of the outstanding units of limited partnership interest in the Company’s operating partnership into Company common stock and assuming no exercise of the warrants.

Immediately following the closing, the Company’s Board of Directors was expanded from five to seven members, and its composition was changed as a result of the resignations of Weldon R. Humphries, William Jarell Jones, John L. Davis and Charles R. Elliott and the appointments of Edward Gellert, Robert C. Lieber, Bruce D. Frank, Robert G. Koen, Robert L. Loverd and Kyle Permut to fill the vacancies. Charles S. Roberts, who is continuing on the Board, resigned as Chairman, and Edward Gellert was appointed as the new Chairman. Messrs. Gellert and Lieber are affiliated with A-III, and Messrs. Frank, Koen, Loverd and Permut are independent directors.

The Company is now externally managed by A-III Manager LLC, which is a wholly-owned subsidiary of A-III, pursuant to a management agreement between the Company and A-III Manager that was executed at the closing. A-III Manager has appointed the following persons as the new executive officers of the Company: Edward Gellert is Chief Executive Officer and President; Robert Gellert is Executive Vice President, Chief Operating Officer and Treasurer; Gregory Simon is Executive Vice President, General Counsel and Secretary; Mark Chertok is Chief Financial Officer; and Mr. Roberts is now Executive Vice President. Mr. Roberts will be responsible for overseeing the sale of the four land parcels currently owned by the Company.

A-III’s financial advisor was The CenterCap Group, LLC. A-III was represented by Hunton & Williams LLP. The Company was represented by Nelson Mullins Riley & Scarborough LLP and Alston & Bird LLP.

The above description of the closing and related matters is only a summary, and you are encouraged to read the Company’s Current Report on Form 8-K, which the Company intends to file shortly after this press release is issued and which will be available free of charge at the SEC’s website at www.sec.gov. The management agreement and the other agreements entered into at closing will be filed as exhibits to that Form 8-K.

Additional information about the Company, including links to SEC filings, will be available on the Company’s new website at www.acrerealtyinvestors.com, which is expected to go live the week of February 2, 2015. In addition, you may now contact the Company at 212-878-3504.

Source: Roberts Realty Investors, Inc.